AMENDMENT NO. 1 TO

EXHIBIT A

OF THE INVESTMENT MANAGEMENT AGREEMENT

       THIS EXHIBIT to the Investment Management Agreement between DELAWARE GROUP CASH RESERVE and DELAWARE MANAGEMENT COMPANY, a series of Delaware Management Business Trust (the ?Investment Manager?), entered into as of the 4th day of January, 2010 (the ?Agreement?), amended as of the 5th day of January, 2016, lists the Funds for which the Investment Manager provides investment management services pursuant to this Agreement, along with the management fee rate schedule for each Fund and the date on which the Agreement became effective for each Fund.

Fund Name
Effective Date
Management Fee Schedule (as a percentage of average daily net assets) Annual Rate
Delaware Investments Ultrashort Fund
January 5, 2016
0.30%

DELAWARE MANAGEMENT COMPANY,
a series of Delaware Management Business Trust

DELAWARE GROUP CASH RESERVE

By: /s/Daniel Geatens
Name: Daniel Geatens
Title: Vice President

By: /s/Shawn Lytle
Name: Shawn Lytle
Title: President and Chief Executive Officer

897194_1.doc

WS:MFG_Philadelphia:897194:v1